                      AGREEMENT TO FORM JOINT VENTURE



      This Agreement made this 13th day of September, 1996, by and among Excell Recycling, Inc., a New York corporation with a business address at 23 Linden Park, Rochester, New York 14625 ("Excell"); Quality Baseball Cards, Inc., a New York corporation with a business address at 23 Linden Park, Rochester, New York 14625 ("QBC") (together, Excell and QBC are referred to herein as "Quality"); and Bentley International, Inc. d/b/a Megacards, a Missouri corporation with an address 1353 North Warson Street, St. Louis, Missouri 63132 ("Bentley").

                                 RECITALS:
                                 --------

      WHEREAS, Quality is in the business of the production, design, repackaging, distribution and sale of sports and entertainment picture cards; and

      WHEREAS, Bentley operates a business division known as Megacards which is in the business of the production, design, repackaging, marketing and sale of sports and entertainment picture cards and the marketing of sports picture card accessories; and

      WHEREAS, the parties have developed a common vision regarding the establishment of a sports and entertainment picture card joint venture to exploit certain market segments and to pursue related opportunities; and

      WHEREAS, in furtherance of the objectives of foregoing objectives, the parties wish to enter into this Agreement.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, and for other good invaluable consideration, the receipt in sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                ARTICLE 1
                           THE JOINT VENTURE

      1.1   Purpose.  The parties agree to establish a joint venture to
            -------
design, produce, repackage, market, distribute and sell sports and entertainment picture cards and collectible memorabilia and publications incidental thereto.

      1.2   Structure.  The joint venture shall be formed as a New York
            ---------
Limited Partnership ("Joint Venture Limited Partnership") to be formed and operated pursuant to the Limited Partnership Agreement attached hereto as
Exhibit 1.2 ("Limited Partnership Agreement").  QBC and Excell shall be the
- -----------
only general partners and Bentley shall be the sole limited partner of the Joint Venture Limited Partnership.

      1.3   Scope.  The scope of the joint venture shall be limited to the
            -----
purposes stated in Section 1.1. Each party agrees that it shall not offer or sell any goods or services that compete with the joint venture, or invest or participate in any entity that offers or sells competing goods or services so long as the Limited Partnership Agreement remains in effect. Notwithstanding the preceding sentence, the parties acknowledge and agree that the activities of Bentley's subsidiaries, Windsor Art & Mirror Co. and Janco Designs, Inc., as presently conducted, shall not be deemed to compete with the activities of the Joint Venture Limited Partnership.

      1.4   Name.  The name of the Joint Venture Limited Partnership shall
            ----
be Legends, LP. Each party hereby agrees that the Joint Venture Limited Partnership shall have the exclusive right to use the "Quality Baseball Cards" and "Megacards" marks after the Closing Date (as defined in Article
7), except that Quality may use Quality Baseball Cards, Inc. solely with reference to its legal corporate name and except for the rights granted by Bentley to Jeanandy, Inc. under a License Agreement dated October ---, 1995.

                                 ARTICLE 2
                        CONTRIBUTIONS TO JOINT VENTURE;
                       ASSUMED LIABILITIES; ADJUSTMENTS

      2.1   Initial Capital Contributions.
            -----------------------------

            (a)   Quality agrees to contribute the assets set forth on
Schedule 2.1(a) collectively having the agreed fair value set forth thereon
- ---------------
to the Joint Venture Limited Partnership on the Closing Date for a 70% interest as the general partner and a promissory note from the Joint Venture Limited Partnership in the principal sum of $67,100 (the "Quality Note"). The Quality Note shall bear interest at the rate of 8% per annum and will be payable in monthly payments of interest only with a balloon payment of principal and interest due five years after the Closing Date. The assets shall only include those accounts receivable which are 60 days or less past due. The Quality Note and Security Agreement shall be in forms reasonably satisfactory to Quality and Bentley.

            (b)   Bentley agrees to contribute the assets set forth on
Schedule 2.1(b) collectively having the agreed fair value set forth thereon
- ---------------
to the Joint Venture Limited Partnership on the Closing Date for a 30% interest as the limited partner and a promissory note from the Joint Venture Limited Partnership in the principal sum of $432,000 (the "Bentley Note"). The Bentley Note shall bear interest at the rate of 8% per annum and will be payable in monthly payments of interest only with a balloon payment of principal and interest due five years after the Closing Date. The Bentley Note shall be secured by a security interest in the assets of the Joint Venture Limited Partnership with a first priority security interest in the assets contributed by Bentley under this Section 2.1(b). The Bentley Note shall be personally guaranteed by Dr. Fuad Khuri, M.D. The Bentley Note shall be discounted if prepaid in full as follows:

                                      Amount of
         Prepayment Date          Principal Discount
         ---------------          ------------------
         Prior to 2/1/97               $200,000
        2/1/97 to 8/1/97               $150,000
        8/2/97 to 2/1/98               $100,000
        2/2/98 to 8/1/99                $50,000

            The Bentley Note shall be accelerated if Bentley fails to pay or cause to be paid, on or before February 1, 1997, the full amount of all indebtedness of Bentley to Mark Twain Bank, St. Louis, Missouri outstanding as of the Closing Date. The Bentley Note, Guaranty and Security Agreement shall be in forms reasonably satisfactory to Quality and Bentley.

            (c) Each of the parties agrees to execute such assignments or other documents necessary to effect the transfer of the assets contributed to the Joint Venture Limited Partnership pursuant to this Section 2.1 on the Closing Date.

            (d) No other contributions of capital to the Joint Venture Limited Partnership shall be required by any party hereto.

      2.2   Assumption of Liabilities.
            -------------------------

            (a) The Joint Venture Limited Partnership shall assume the liabilities of Quality as set forth in Schedule 2.2(a) on the Closing Date.
                                       ---------------
Neither the Joint Venture Limited Partnership nor Bentley is assuming, becoming liable for, agreeing to discharge or in any manner becoming responsible for any liabilities of Quality other than as set forth on
Schedule 2.2(a).  The shareholders/officers' notes of QBC assumed hereunder
- ---------------
shall be secured by a security interest in the assets of the Joint Venture Limited Partnership with a first priority security interest in the assets contributed by Quality under Section 2.1(a).

            (b) The Joint Venture Limited Partnership shall assume the liabilities of Bentley as set forth in Schedule 2.2(b) on the Closing Date.
                                       ---------------
In addition, the Joint Venture Limited Partnership shall pay directly to Bentley an amount equal to the following "accrued expenses" on the respective payment dates set forth below:


       Accrued Expense                                Amount                       Payment Date
       ---------------                                ------                       ------------
       1995 PA Franchise Tax                          $ 5,900                      12/31/96
       1995 Deloitte & Touche Fees                    $23,000                      Closing Date
       1996 Accrued Deloitte & Touche Fees            $10,100                      March 31, 1997
       1996 Ken Griffey Royalty                       $15,000                      October 31, 1996
       1996 Make a Wish                               $10,000                      September 30, 1996

Neither the Joint Limited Partnership nor Quality is assuming, becoming liable for, agreeing to discharge or in any manner becoming responsible for any liabilities of Bentley other than as set forth on Schedule 2.2(a).
                                                      ---------------

            (c) Each party agrees to indemnify, defend and hold the other harmless from and against any liabilities not expressly agreed to be paid by the Joint Venture Limited Partnership pursuant to this Agreement. Furthermore, if a party requests the Joint Venture Limited Partnership not to pay an account payable or elects to otherwise assume the obligation to pay the liability, then the Joint Venture Limited Partnership shall indemnify, defend and hold harmless that party, but only to the extent of the amount of the account in question as set forth on Schedule 2.2(a) or
                                                      ---------------
2.2(b), as the case may be.  If an account payable is discounted by the
- ------
payee, then the Joint Venture Limited Partnership shall retain any benefit derived therefrom.

      2.3   Adjustments.
            -----------

            (a) The parties agree that the amount of the Quality Note set forth in Section 2.1(a) is based on Quality's net worth of $1,000,920 and that the amount of the Bentley Note set forth in Section 2.1(b) is based on Bentley's adjusted net worth of $523,000. The principal under the Bentley Note as of July 31, 1996 was agreed by the parties to be $449,000. If the actual net worth of Quality as of the Closing Date is greater than $1,000,920, then the principal of the Quality Note shall be increased by the excess amount. If the adjusted net worth of Bentley as of the Closing Date is greater than $449,000, then the principal of the Bentley Note shall be increased by the excess amount. If the actual net worth of Quality as of the Closing Date is less, then the Quality Note shall be reduced accordingly. If the adjusted net worth of Bentley as of the Closing Date is less, then the Bentley Note shall be reduced accordingly. The net worth of Quality shall be determined by taking the sum of Quality's cash, accounts receivable, inventory at cost and $140,000 as of the Closing Date, and reducing that amount by accounts payable, accrued payroll, outstanding line of credit and shareholder loans as of the Closing Date. The adjusted net worth of Bentley shall be determined by taking the sum of Bentley's inventory at cost on the Closing Date which is agreed to be $825,000 plus the value of its plant, property and equipment, which is agreed to be $111,000, and reducing that amount by (i) accrued commissions, (ii) accounts payable and (iii) accrued expenses of $64,000 as of the Closing Date.

            (b) If there is a dispute concerning any account receivable contributed to the Joint Venture Limited Partnership, then the Joint Venture Limited Partnership shall have the right to assign the account back to the party who contributed it. If an account receivable is not collected, or if an account is assigned back to the party who contributed it, then the party who contributed that account receivable shall pay to the Joint Venture Limited Partnership the amount of that account within 30 days of the date the account is assigned back or determined by the Joint Venture Limited Partnership to be uncollectible, as the case may be, except that if the party owing funds to the Joint Venture Limited Partnership is Bentley, the obligation to pay the Joint Venture Limited Partnership shall be satisfied by reducing the principal sum due under the Note.

      2.4   Accounts Receivable.  The Joint Venture Limited Partnership
            -------------------
shall use its best efforts to collect any account receivable contributed pursuant to Section 2.1(a) or (b).

Furthermore, Bentley agrees to use its best efforts to collect its accounts receivable and to apply such collected amounts to reduce its outstanding indebtedness to Mark Twain Bank.

      2.5   Transactions With Mark Twain Bank and Right of Offset.  On the
            -----------------------------------------------------
Closing Date, Bentley shall simultaneously close the Tenth Amendment to Revolving Credit Loan Agreement ("Bank Loan") pursuant to which Dr. Fuad Khuri, M.D. shall be required to guaranty the Bank Loan. The parties agree that if Dr. Khuri is required to pay any principal of the outstanding indebtedness under the Bank Loan, then the principal due under the Bentley Note shall be reduced by such amount, and Dr. Khuri shall be reimbursed by the Joint Venture Limited Partnership.

      2.6   Additional Assignment of Assets.  When Bentley has fully
            -------------------------------
satisfied all outstanding obligations owed to Mark Twain Bank, St. Louis, Missouri as of the Closing Date, Bentley shall transfer to the Joint Venture Limited Partnership all accounts receivable which are then 60 days or less past due and all Toys 'R Us accounts which are 120 days or less past due. Upon transfer of those accounts receivable to the Joint Venture Limited Partnership, principal under the Bentley Note described in Section 2.1(b) shall be increased by on amount equal to the fair value of the transferred accounts receivable as agreed by the parties hereto.

                                 ARTICLE 3
                                 FACILITIES

      3.1   St. Louis Facility.  The Joint Venture Limited Partnership shall
            ------------------
enter into a sublease for use of the space at 1353 North Warson Road, St. Louis, Missouri, as currently used by Megacards. The sublease shall be in the form attached hereto as Exhibit 3.1.
                            -----------

      3.2   Rochester Facility.  The Joint Venture Limited Partnership shall
            ------------------
enter into a lease for the Quality production facility located at 23 Linden Park, Rochester, New York. The lease shall be in the form attached hereto as Exhibit 3.2.
   -----------

                                 ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES

      4.1   Representations and Warranties of Bentley.  Bentley represents
            -----------------------------------------
and warrants to Quality that the statements contained in this Section 4.1 are correct and complete as of the date of this Agreement, except as stated herein or on Schedule 4.1.
             ------------

            (a) Bentley is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Bentley has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Bentley, enforceable in accordance with its terms and conditions.

            (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Bentley is subject or any provision of the charter or bylaws of Bentley or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Bentley is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets); and Bentley is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, other than the lease for the facility at 1353 North Warson Street, St. Louis, Missouri, and certain bank financing documents with Mark Twain Bank.

            (d) Bentley has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Joint Venture Limited Partnership could become liable or obligated.

            (e) Bentley has marketable title to, or a valid leasehold interest in, the assets set forth on Schedule 2.1(b), free and clear of all
                                     ---------------
liens and encumbrances, except for the license granted to Jeanandy, Inc. to use the Megacards mark.

            (f) Bentley has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the lack of same would not have a material adverse effect on the Joint Venture Limited Partnership. Bentley has delivered to Quality correct and complete copies of its charter and bylaws (as amended to date).

            (g) Bentley has provided to Quality (i) its consolidated financial statements for the years ended December 31, 1994 and December 31, 1995, as audited by Bentley's independent auditors Deloitte & Touche LLP, as contained in Bentley's annual report on Form 10-K dated March 31, 1996, (ii) its unaudited financial statements for the six months ended June 30, 1996, and (iii) balance sheet as of July 31, 1996 (collectively the "Bentley Financial Statements"). To the best of Bentley's knowledge, the Bentley Financial Statements fairly present the financial condition of Bentley as of their respective dates, and have been prepared in accordance with generally accepted accounting principles consistently applied.

            (h) Since the December 31, 1995 Bentley Financial Statements, there has not been any material adverse change in the business, financial condition, operations, or future prospects of Bentley, except as reflected in the Bentley Financial Statements referred to in Section 4.1(g).

            (i) Bentley has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability), except for (i) liabilities set forth in the Bentley Financial Statements and (ii) liabilities which have arisen after the Bentley Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

            (j) Bentley has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, compliant, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

            (k) Bentley has filed all tax returns that it was required to file. All such tax returns were correct and complete in all respects. All taxes owed by Bentley have been duly paid.

            (l) Bentley owns or has the right to use pursuant to license, sublicense, agreement, or permission all intellectual property necessary for the sale of Megacards inventory to be contributed to the Joint Venture Limited Partnership. Except as set forth on Schedule 4.1, each item of
                                             ------------
intellectual property owned or used by Bentley for Megacards immediately prior to the Closing hereunder will be owned or available for use by the Joint Venture Limited Partnership on identical terms and conditions immediately subsequent to the Closing hereunder. To the knowledge of Bentley, it presently is not, and has received no notice that it is, interfering with, infringing upon, misappropriating, or is otherwise in conflict with, any intellectual property rights of third parties.

            (m) The fixed assets transferred by Bentley hereunder, taken as a whole, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used.

            (n) The inventory of Bentley consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, which, taken as a whole, is saleable at not less than the aggregate carrying value thereof (net of all reserves, if any, reflected on Bentley's books and records).

            (o)   Schedule 4.1 sets forth each instance in which Bentley
                  ------------
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Bentley, is threatened to be made a party to any action, suit, proceedings, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.1 could result in any
                                          ------------
material adverse change in the business, financial condition, operations, results of operations, or assets of the Megacards division of Bentley.

            (p)   The representations and warranties contained in this
Section 4.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.1 not misleading.

            (q) Bentley (i) acknowledges and understands that the Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Note solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Quality and the Joint Venture Limited Partnership and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Note, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Note, and (vi) is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act of 1993.

            (r) Bentley has no written or oral agreements of employment with employees of the Megacards division which are not terminable at will and without penalty.

      4.2   Representations and Warranties of Quality.  Quality represents
            -----------------------------------------
and warrants to Bentley that the statements contained in this Section 4.2 are correct and complete as of the date of this Agreement, except as set forth herein or on Schedule 4.2.
                   ------------

            (a) Quality is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Quality has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Quality, enforceable in accordance with its terms and conditions.

            (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred in Article 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Quality is subject or any provision of their charter or by-laws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Quality is a party or by which it is bound or to which any of their assets is subject. Quality is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

            (d) Quality has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Bentley could become liable or obligated.

            (e) Quality has marketable title to, or a valid leasehold interest in, the assets set forth on Schedule 2.1(a), free and clear of all
                                     ---------------
liens and encumbrances.

            (f) Quality has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the lack of same would not have a material adverse affect on the Joint Venture Limited Partnership. QBC and Excell each have delivered to Bentley correct and complete copies of its charter and bylaws (as amended to date).

            (g)   Attached as Schedule 4.2(g) are Quality's (i) unaudited
                              ---------------
consolidated financial statements for the years ended December 31, 1993, December 31, 1994 and December 31, 1995, and (ii) unaudited financial statements for the period ended July 31, 1996 (collectively the "Quality Financial Statements"). To the best knowledge of Quality, the Quality Financial Statements fairly present the financial condition of the Quality as of their respective dates, and have been prepared in accordance with generally accepted accounting principles consistently applied.

            (h) Since the July 31, 1996 Quality Financial Statements, there has not been any material adverse change in the business, financial condition, operations, or future prospects of Quality.

            (i) Quality does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for (i) liabilities set forth in the Quality Financial Statements and (ii) liabilities which have arisen after the Quality Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

            (j) Quality has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, compliant, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

            (k) Quality has filed all tax returns that they were required to file. All such tax returns were correct and complete in all respects. All taxes owed by Quality have been duly paid.

            (l) Quality owns or has the right to use pursuant to license, sublicense, agreement, or permission all intellectual property necessary for the sale of its inventory to be contributed to the Joint Venture Limited Partnership.  Except as set forth on
Schedule 4.2, each item of intellectual property owned or used by Quality
- ------------
immediately prior to the Closing hereunder will be owned or available for use by the Joint Venture Limited Partnership on identical terms and conditions immediately subsequent to the Closing hereunder. To the knowledge of Quality, it presently is not, and has received no notice that it is, interfering with, infringing upon, misappropriating, or is otherwise in conflict with, any intellectual property rights of third parties.

            (m) The fixed assets transferred by Quality hereunder, taken as a whole, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used.

            (n) The inventory of Quality consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, which, taken as a whole, is saleable at not less than the aggregate carrying value thereof (net of all reserves, if any, reflected on Quality's books and records).

            (o)   Schedule 4.2 sets forth each instance in which Quality
                  ------------
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Quality, is threatened to be made a party to any action, suit, proceedings, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.2 could result in any
                                          ------------
material adverse change in the business, financial condition, operations, results of operations, or assets of Quality.

            (p)   The representations and warranties contained in this
Section 4.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.2 not misleading.

            (q) Quality has no written or oral agreement of employment with employees which are not terminable at will and without penalty.

                                 ARTICLE 5
                       PRE AND POST CLOSING COVENANTS

      5.1   Pre-Closing Covenants.  The parties agree as follows with
            ---------------------
respect to the period between the execution of this Agreement and the Closing (as defined in Article 7):

            (a) Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and to cause its representations and warranties to be true and correct as of the Closing Date.

            (b) Each of the parties will give any notices to, obtain the consent of, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of third parties and governments and governmental agencies in connection with the transaction contemplated hereby.

            (c) Each party agrees not to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business and to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensor, suppliers, customers, and employees.

            (d) Each party will permit representatives of the other to have full access at all reasonable times, and in a manner so as not to interfere with normal business operations to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the assets and liabilities to be transferred to and assumed by the Joint Venture Limited Partnership.

            (e) Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in Article 4.

            (f) Neither party will (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of its capital stock or other voting securities, or any substantial portion of its assets, (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

      5.2   Post-Closing Covenants.  The parties agree as follows with
            ----------------------
respect to the period following the Closing:

            (a) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 8 below). Such action shall include, without limitation, the following:

                  (i) Bentley agrees to execute and file such instruments as are necessary to assign the trademarks set forth in
                  Schedule 5.2(a)(i) to the Joint Venture Limited
                  ------------------
                  Partnership.

                  (ii) The parties agree to deliver such information as is necessary to make the adjustments, if any, to the Quality Note and the Bentley Note pursuant to Section 2.3.

                  (iii) The parties agree to allocate the purchase price paid by the Joint Venture Limited Partnership for the portion of the assets acquired from Quality and Bentley for the Quality Note and Bentley Note in accordance with
                  Section 1060 of the Internal Revenue Code. The parties further agree that they will prepare and file Internal Revenue Service Form 8594 in accordance with this allocation.

                  (iv) Bentley agrees to obtain a certificate of waiver of subrogation from its insurance carrier insuring the premises under the St. Louis, Missouri Lease.

                  (v) Bentley agrees to obtain the consent of the landlord of the St. Louis facility to the sublease of that facility to the Joint Venture Limited Partnership.

            (b) In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving a party, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 8 below).

            (c) Neither party shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of that party from maintaining the same business relationships with the Joint Venture Limited Partnership after the Closing as it maintained prior to the Closing, except to the extent the parties determine by mutual agreement that such action is in the best interest of the Joint Venture Limited Partnership. Both parties will refer all customer inquires relating to their businesses to the Joint Venture Limited Partnership from and after the Closing.

            (d) After the Closing Date, the Joint Venture Limited Partnership shall pay to Mark Twain Bank all interest owed on Bentley's indebtedness to the bank as of the Closing Date until such time as that indebtedness is paid in full.

                                 ARTICLE 6
                           CONDITIONS TO CLOSING

      6.1  Conditions to Obligation of Quality.  The obligation of Quality
           -----------------------------------
to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a)   The representations and warranties set forth in Section
4.1 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) Bentley shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

            (c) Bentley shall have procured all of the third party consents and approvals required to consummate this transaction including consents from Mark Twain Bank and the landlord of Bentley's St. Louis facility;

            (d) No material adverse effect shall have taken place in the business condition, operations or prospects of Bentley or the Megacards division or the assets to be acquired therefrom by the Joint Venture Limited Partnership;

            (e) Bentley shall have delivered to Quality a certificate to the effect that each of the conditions specified above in Sections 6.1 (a) -
(d) is satisfied in all respects;

            (f) Quality shall have received from counsel to Bentley an opinion dated as of the Closing Date as to the matters set forth in Sections
4.1 (a), (b), and (c);

            (g) All actions to be taken by Bentley in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Quality;

            (h) Quality shall have completed to its satisfaction, its due diligence review in connection with the transaction contemplated under this Agreement;

            (i)   Bentley shall have executed the form of Limited
Partnership Agreement attached hereto as Exhibit 1.2;

      Quality may waive any condition specified in this Section 6.1(a) if it executes a writing so stating at or prior to the Closing.

      6.2   Conditions to Obligation of Bentley.  The obligation of Bentley
            -----------------------------------
to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a)   The representations and warranties set forth in Section
4.2 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) Quality shall have performed and complied with all of its covenants hereunder in all material respects at and as of the Closing Date;

            (c) No material adverse effect shall have taken place in the business condition, operations or prospects of Quality or Excell or the assets to be acquired therefrom by the Joint Venture Limited Partnership;

            (d) Quality shall have delivered to Bentley a certificate to the effect that each of the conditions specified above in Sections 6.2 (a) -

(c) is satisfied in all respects;

            (e) Bentley shall have received from counsel to Quality an opinion dated as of the Closing Date as to the matters set forth in Sections

4.2(a), (b) and (c);

            (f) All actions to be taken by Quality in connecting with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Bentley.

            (g)   Quality shall have executed the form of Limited
Partnership Agreement attached hereto as Exhibit 1.2.

      Bentley may waive any condition specified in this Section 6.2(b) if it executes a writing so stating at or prior to the Closing.

                             ARTICLE 7
                              CLOSING

      7.1   Closing Date.  The closing of the transactions contemplated by
            ------------
this Agreement (the "Closing") shall take place at the principal offices of Bentley in St. Louis, MO commencing on September 13, 1996, or on such other date as the parties may mutually determine (the "Closing Date").

      7.2   Deliveries at Closing.  At the Closing, each of the parties
            ---------------------
shall deliver such certificates, instruments, and documents referred to herein or as otherwise reasonable requested by the other party.

                             ARTICLE 8
                          INDEMNIFICATION

      8.1   Mutual Indemnification.  Each of the parties agrees to defend,
            ----------------------
indemnify and hold harmless the other party from and against claims, suits, damages, loss or expense incurred by such other parties (including reasonable attorneys' fees) ("Damages") on account of any material misrepresentation, material breach of warranty or material breach or non-fulfillment of any obligation on the part of the indemnifying party under this Agreement where "material" shall mean resulting in liabilities exceeding $ 20,000.

      8.2   Indemnification by Bentley.  Bentley agrees to indemnify, save
            --------------------------
and hold harmless Quality, its affiliates (including the Joint Venture
Limited Partnership), and its and their respective officers, directors, employees and agents. Damages incurred in connection with or arising out of or resulting from (i) any claim, suit, action or proceeding arising out of or resulting from Bentley's conduct of the Megacards business prior to the Closing Date (other than matters expressly assumed as liabilities under Section 2.2(b)) or its businesses other than Megacards at any time, and/or (ii) any and all liabilities of Bentley other than the liabilities assumed under Section 2.2(b).

      8.3   Indemnification by Quality.  Quality shall indemnify, save and
            --------------------------
hold harmless Bentley and its officers, directors, employees and agents from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any claim, suit, action or proceeding arising out of or resulting from Quality's conduct of the Quality and Excell businesses prior to the Closing Date (other than matters expressed assumed as liabilities under Section 2.2(a)); and/or (ii) any and all liabilities of Quality and Excell other than those expressly assumed under Section 2.2(a).

      8.4   Defense of Third-Party Claims.  If any lawsuit or enforcement
            -----------------------------
action is filed against any party entitled to the benefit of indemnification hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if such party so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

      8.5   Direct Claims for Indemnification.  If a party believes in good
            ---------------------------------
faith that it is entitled to indemnification under this Article 8, the party claiming to be entitled to indemnification shall deliver to the other a notice (a "Claim Notice") setting forth the basis of such party's rights to indemnification and the amount claimed in respect thereof. Unless within thirty (30) days of the date of the Claim Notice, the party receiving such notice delivers to the other a notice (the "Contest Notice") stating that such party intends to contest the claim(s) set forth in the Claim Notice and, if applicable, bring claims of its or his own against such other party, the party receiving the Claim Notice shall be deemed to have waived any and all right to contest such claim(s). In the event that the party who received the Claim Notice timely delivers to the other party the Contest Notice, the parties shall attempt in good faith to agree upon their respective rights with respect to the claim(s) set forth in the Claim Notice and, if applicable, the Contest Notice. If no such agreement can be reached within thirty (30) days after the date of the Contest Notice each party may take whatever action it deems necessary and appropriate.

                                 ARTICLE 9
                               MISCELLANEOUS

      9.1   Survival of Representations and Warranties.  All of the
            ------------------------------------------
covenants, agreements, representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder.

      9.2   Entire Agreement.  This Agreement and the Limited Partnership
            ----------------
Agreement (including the documents referred to herein and therein) constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, related to the subject matter hereof.

      9.3   Succession and Assignment.  This Agreement shall be binding upon
            -------------------------
and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

      9.4   Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      9.5   Headings.  The section headings contained in this Agreement are
            --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.6   Notices.  All notices, requests, demands, claims, and other
            -------
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

           IF TO BENTLEY:                              COPY TO:

           Bentley International, Inc.                 Thomas A. Litz
           135 N. Warson Street                        Thompson Coburn
           St. Louis, MO 63132                         One Mercantile Center
           Attn:  Lloyd Abrams                         St. Louis, MO 63101-1693

           IF TO QUALITY OR EXCELL:                    COPY TO:

           Quality Baseball Cards, Inc.                Beryl Nusbaum
           23 Linden Park                              Woods, Oviatt, Gilman,
           Rochester, NY 14625                           Sturman & Clarke, LAP
           Attn:  Fuad Khuri                           44 Exchange Street
                                                       Rochester, NY  14614

           Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

           9.7  Governing Law.  This Agreement shall be governed by and
                -------------
construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

           9.8  Amendments and Waivers.  No amendment of any provision of
                ----------------------
this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

           9.9  Severability.  Any term or provision of this Agreement that
                ------------
is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

           9.10 Expenses.  The Joint Venture Limited Partnership will bear
                --------
the reasonable costs and expenses (including legal fees and expenses) incurred by the parties in connection with the negotiation of this Agreement and the transactions contemplated hereby.

           9.11 Incorporation of Exhibits and Schedules.  The Exhibits and
                ---------------------------------------
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

           9.12 Specific Performance.  Each of the parties acknowledges and
                --------------------
agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 9.13 below), in addition to any other remedy to which it may be entitled, at law or in equity.

           9.13 Submission to Jurisdiction.  Each of the parties irrevocably
                --------------------------
submits to the jurisdiction of any state or federal court sitting in Monroe County, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

           IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                      BENTLEY INTERNATIONAL, INC.

                                      By:---------------------------------

                                      Its: -------------------------------


                                      QUALITY BASEBALL CARDS, INC.

                                      By:---------------------------------

                                      Its: -------------------------------


                                      EXCELL RECYCLING, INC.

                                      By:---------------------------------

                                      Its: -------------------------------